REVISED CODE OF ETHICS
                                THE JHAVERI TRUST
                        AND INVESTMENTS TECHNOLOGY, INC.
                           (Adopted February 9, 2000)



I.       Statement of General Principles
                  This Code of Ethics has been adopted by The Jhaveri Trust (the "Trust") and its adviser, Investments Technology, Inc. (the "Adviser"), for the purpose of instructing all employees, officers, directors and trustees of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, directors and trustees owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:
            * The duty at all times to place the interests of the Trust and its shareholders  first;
            * The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and
            * The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with the Trust or its shareholders.
         It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with the Adviser's Insider Trading Policy and Procedures and the Securities & Exchange Commission's Rule 17j-1. Under this rule, no Employee may:
             * Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;
             * Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the  circumstances  under which they are made, not misleading;
             * Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or
             * Engage in any manipulative  practice with respect to the Trust or any of its shareholders.

II.      Definitions

         A. Advisory Employees: Employees who participate in or make recommendations with respect to the purchase or sale of securities. The Compliance Officer will maintain a current list of all Advisory Employees.

         B. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

         C. Compliance Officer: Ramesh C. Jhaveri, or in the case of a Pre-Clearance request by Ramesh C. Jhaveri or compliance procedures related to Ramesh C. Jhaveri, the Compliance Officer shall be Saumil Jhaveri.

         D. Disinterested Trustees: trustees whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

         E. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

         F.  Employees:   the employees,  officers,  and  trustees  of the Trust
         and the employees, officers and directors of the Adviser, including Advisory Employees. The Compliance Officer will maintain a current list of all Employees.

         G. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) with respect to registered open-end investment companies, or 8) involving less than 5,000 shares of a security of a company with a market capitalization in excess of $1 billion and average daily trading volume of 250,000 shares on a listed exchange, provided the applicable Fund transactions in the security do not exceed 5,000 shares.

         H. Funds: any series of the Trust.

         I. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

         J.  Securities:  any  note,  stock, treasury stock, bond, debenture,
         evidence of indebtedness,  certificate of  interest  or   participation
         in  any   profit-sharing   agreement, collateral-trust    certificate,
         pre-organization   certificate   or subscription,  transferable share,
         investment  contract,  voting-trust certificate,   certificate  of
         deposit  for  a  security,   fractional undivided interest in oil, gas
         or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following:
         1) securities issued by the government of the United  States,
         2)  bankers'  acceptances,  3)  bank  certificates  of deposit,
         4) commercial paper, and 5) shares of any registered open-end investment company.

         K. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

III.     Personal Investment Guidelines

         A.  Personal Accounts and Pre-Clearance

              1. No Employee may execute a Securities Transaction without first a) submitting the Pre-Clearance form to the Compliance Officer and, b) obtaining Pre-Clearance from the Compliance Officer. An Employee may not submit a Pre-Clearance request if, to the Employee's knowledge at the time of the request, a purchase or sell order in that same Security or a Related Security is pending for a Fund (unless the request relates to a Block Trade, as defined below).

              2. The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions, except that transactions that qualify as Exempt Transactions under Section II (G)
                      (8) shall nevertheless be pre-cleared with the Compliance Officer to confirm that they so qualify. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

              3. While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee's transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

         B.  Limitations on Pre-Clearance

              1. After receiving a Pre-Clearance request, the Compliance Officer will promptly review the request and will deny the request if the Securities Transaction will violate this Code. Discouraged Transactions under Section III (D) shall not be considered to violate this code.

              2. Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Fund unless the transaction is executed along with a Fund's transaction (a "Block Trade")

                      a) Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund.

                      b) If a Block Trade is partially filled, the Block Trade must be allocated on an equitable basis so that no participant receives preferential treatment and all participants share transaction costs on a pro rata basis. The basis for such allocation must be established prior to the entering of the order for the Block Trade.

              3. Pre-Clearance procedures apply to any Securities Transactions in a private placement. In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with the Trust or the Adviser. If the private placement acquisition is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.


              4. Employees are prohibited from acquiring any Securities in an initial public offering. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee's position with the Trust or the Adviser.

         C.  Other Restrictions

              1. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures of this Code. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds' shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

              2. No Employee may accept from a customer or vendor an amount in excess of $50 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

          D.  Discouraged Transactions

                      Advisory Employees shall attempt to avoid executing a Securities Transaction (other than a Block Trade) within seven (7) calendar days before or after a transaction in the same Security or a Related Security has been executed on behalf of a Fund (a "Discouraged Transaction"). If the Compliance Officer determines that a Discouraged Transaction has occurred, the transaction shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee.

IV.      Compliance Procedures

         A.  Employee Disclosure and Certification

              1. Within ten (10) days of commencement of employment with the Trust or the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of the date the person became an Employee: a) the title, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and the date the report is submitted.

              2. Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and 3) the date the report is submitted.

         B.  Pre-Clearance

              1. Upon receiving a Pre-Clearance request, the Compliance Officer will determine whether the Security the Employee intends to purchase or sell is or was owned, or a Related Security is or was owned, within the past seven (7) days by a Fund, and whether there are any pending purchase or sell orders for the Security or a Related Security. The Compliance Officer will determine whether the Employee's request violates any prohibitions set out in this Code.
              2. If authorized, the Pre-Clearance is valid for orders placed by the close of business on the second trading day after the authorization is granted. If during the two day period the Employee becomes aware that the trade does not comply with this Code or that the statements made on the request form are no longer true, the Employee must immediately notify the Compliance Officer of that information and the Pre-Clearance may be terminated.

         C.     Compliance

              1. The Compliance Officer shall institute procedures to review the reports required by this Section IV. The Compliance Officer shall identify all access persons, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

              2. All Employees must direct their broker, dealer or bank to send duplicate copies of all confirmations and periodic account statements directly to the Compliance Officer. Each Employee must report, no later than ten
                      (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the
                      Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The Securities Transaction Report shall also identify any trading account established by the Employee during the quarter with a broker, dealer or bank.

             3. The Compliance Officer will spot check the trading confirmations provided by brokers to verify that the Employee obtained any necessary Pre-Clearance for the transaction. On a quarterly basis the Compliance Officer will compare all confirmations with the Pre-Clearance records, to determine, among other things, whether a Fund owned the Securities at the time of the transaction or purchased or sold the security within seven (7) days of the transaction. The Employee's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

              4. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Trust and the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with the Trust and/or the Adviser.

              5. The management personnel of the Trust will prepare an annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Trust's Board of Trustees that the Adviser and the Trust have each adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments.